Exhibit 10.21

Restricted Stock Unit Award

(Stericycle, Inc. [2008/2011] Incentive Stock Plan)

Subject to the following terms, Stericycle, Inc., a Delaware corporation (the Company), grants to the following employee of the Company or one of its subsidiaries (Employee), as of the following grant date (the Grant Date), the following number of restricted stock units (RSUs), which will become vested on the following vesting date (the Vesting Date) subject to expiration prior to vesting in accordance with the terms of this Award:

Employee:	[name]
Grant date:	[date], 2012
Number of RSUs:	[number]
Vesting date	[Third/Fifth] anniversary of Grant Date

Terms of Award

1. Plan. This Award has been granted under the Stericycle, Inc. [2008/2011] Incentive Stock Plan (the Plan), which is incorporated in this Agreement by reference. Capitalized terms used in this Agreement without being defined (for example, the term “Plan Administrator”) have the same meanings that they have in the Plan.

2. RSUs. A RSU or restricted stock unit is the nominal equivalent of one share of the Company’s common stock, par value $.01 per share, and is not an actual share of stock. Prior to settlement as provided in Paragraph 4, RSUs are only bookkeeping entries, either on the Company’s own records or on those of E*Trade (or any other recordkeeper that the Company may use in connection with the administration of the Plan), and Employee shall not have any rights as a stockholder of the Company in respect of his or her RSUs.

3. Vesting. This Award shall vest on the Vesting Date if Employee has been continuously employed by the Company or a Subsidiary from the Grant Date through the Vesting Date.

If Employee ceases to serve as an employee of the Company or a Subsidiary prior to the Vesting Date, this Award shall lapse and be canceled as of Employee’s Termination Date unless Employee’s termination of employment occurs by reason of his or her death. In this case, this Award shall vest as of Employee’s Termination Date.

This Award is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement referred to in Paragraph 6 of this Agreement. In addition, Employee may be required to repay Stericycle any cash paid in settlement of the Award, and the net proceeds from the sale of any stock issued in settlement of the Award, as also provided in the Employee Covenant Agreement.

If Employee is still an employee of the Company or a Subsidiary at the time, this Award shall vest upon a Change in Control prior to the Vesting Date as provided in Article 7 of the Plan.

4. Settlement. If this Award vests, the Award shall be settled as soon as practicable after the Vesting Date, but no later than 45 days after the Vesting Date. The Company may, in the Plan Administrator’s discretion, either settle the Award in shares of the Company’s common stock or in cash, or in a combination of the two.

If or to the extent that the Award is settled in shares, the Company shall deliver to Employee one share of the Company’s common stock for each RSU that has vested.

If or to the extent that the Award is settled in cash, the Company shall pay Employee an amount equal to the product of (i) the number of RSUs being settled in cash multiplied by (ii) the Fair Market Value of the Company’s common stock as of the last trading day immediately prior to the Vesting Date.

5. Withholding. The delivery of shares of the Company’s common stock or the payment of cash in settlement of the Award pursuant to Paragraph 4 shall be conditioned upon the satisfaction of any applicable withholding tax obligation.

If and to the extent that this Award is settled in shares of the Company’s common stock, the Company may withhold from the number of shares otherwise deliverable to Employee a number of shares having a Fair Market Value (as of the last trading day immediately prior to the Vesting Date) equal to the Company’s withholding liability in respect of the delivery of those shares.

If and to the extent that this Award is settled in cash, the Company may withhold from the cash payment an amount equal to its withholding liability in respect of the payment.

The Company may take any other action that the Plan Administrator considers necessary or advisable (for example, as permissible, withholding amounts from any compensation or other amounts payable by the Company to Employee) to enable the Company to satisfy its withholding tax obligation in respect of the vesting and settlement of the Award.

6. Employee Covenant Agreement. This Agreement and the Award of RSUs to Employee are subject to Employee’s acceptance of and agreement to be bound by the Employee Covenant Agreement which has been provided or made available to Employee with this Agreement. The Company would not have granted the Award to Employee without Employee’s acceptance of and agreement to be bound by the Employee Covenant Agreement.

7. Transferability. This Award may not be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy. The Award shall not be subject to execution, attachment or similar process.

8. Interpretation. This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Employee’s rights in respect of the Award without Employee’s consent).

If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Plan Administrator’s interpretation of this Award and the Plan shall be final and binding.

9. No Employment Rights. Nothing in this Award shall be considered to confer on Employee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Employee’s employment.

10. No Stockholder Rights. Employee shall not have any rights as a stockholder of the Company in respect of any of RSUs unless and until this Award vests and is settled in shares of the Company’s common stock.

11. Governing Law. This Award shall be governed in accordance with the laws of the State of Illinois.

12. Binding Effect. This Award shall be binding on the Company and Employee and on Employee’s heirs, legatees and legal representatives.

13. Effective Date. This Award shall not become effective until Employee’s acceptance of this Award and agreement to be bound by the Employee Covenant Agreement. Upon such acceptance and agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Employee.

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